Exhibit 99.1

Connexa Sports Technologies Inc. Announces Receipt of Notice from Nasdaq Regarding Late

Filing of Quarterly Report on Form 10-Q

Baltimore, December 23, 2022 (GLOBE NEWSWIRE) — Connexa Sports Technologies Inc. (NASDAQ: CNXA) (www.connexasports.com) (the “Company”) announced that it received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) on December 20, 2022, notifying the Company that it is not in compliance with the periodic filing requirements for continued listing because the Company’s Form 10-Q for the fiscal quarter ended October 31, 2022 (the “Second Quarter 10-Q”) was not filed with the Securities and Exchange Commission (the “SEC”) by the required due date of December 15, 2022.

This letter received from Nasdaq has no immediate effect on the listing or trading of the Company’s common stock. Previously, Nasdaq had granted the Company until January 31, 2023, to file its delinquent annual report on Form 10-K for the fiscal year ended April 30, 2022 and its quarterly report on Form 10-Q for the quarter ended July 31, 2022. Any additional Nasdaq exception to allow the Company to regain compliance with all delinquent filings, including, but not limited to the Second Quarter 10-Q, will be limited to a maximum of 180 calendar days from January 31, 2023. As a result of this additional delinquency, the Company must submit an update to its original plan to regain compliance with respect to its obligation to timely file periodic reports with the SEC.The Company expects and intends to submit to Nasdaq an updated compliance plan by or before January 4, 2023. Nasdaq has also granted the Company until April 10, 2023, to regain compliance with the Bid Price Rule.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), including statements regarding the Company’s ability to complete the filing of its Form 10-K for the year ended April 30, 2022 and Form 10-Q for the fiscal quarter ended July 31, 2022 within the period prescribed by Nasdaq, compliance with which is doubtful, the Company’s ability to file the Second Quarter Form 10-Q within any grace period Nasdaq may grant within its sole discretion, , the timing of which remains uncertain. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results to differ materially from those indicated by these forward-looking statements. These risks include, without limitation, risks related to the auditor’s ability to timely complete the audited financial statements for the fiscal year ended April 30, 2022, and the Company’s ability to timely compile and prepare unaudited financial statements for the quarters ended July 31, 2022 and October 31, 2022. Any reader of this press release is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable laws or regulations.

About Connexa Sports Technologies:

Connexa Sports a leading connected sports company delivering products, technologies, and services across a range of activities in sports.

Contact Information:

investors@connexasports.com

(443) 407-7564

www.connexasports.com